CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TARGA RESOURCES, INC.

Targa Resources, Inc., a corporation organized and existing under and by virtue of the law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST:                      That the Board of Directors of the Company duly adopted resolutions proposing and declaring advisable the following amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (“DGCL”):

Article FIRST of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST.	The name of the Corporation is “TRI Resources Inc.”

SECOND:                      That the foregoing Amendment was duly adopted and approved by the written consent of the majority of the stockholders of all of the shares of capital stock entitled to vote thereon in accordance with the provisions of Sections 228 and 242 of the DGCL.

THIRD:                      That the foregoing Amendment has been duly adopted in accordance with the requirements of Section 242 of the DGCL.

FOURTH:                      The Amendment shall be effective immediately.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by the undersigned this 12th day of November, 2010.

.
TARGA RESOURCES, INC.

By:           __/s/ Rene R. Joyce_________________________
Name:  Rene R. Joyce
Title:           Chief Executive Officer